Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of January 31, 2021 (the “Effective Date”), is between Indaptus Therapeutics, Inc. (the “Company”) and Boyan Litchev (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive as its Chief Medical Officer, and the Executive desires to accept such employment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	EMPLOYMENT; START DATE. Subject to the terms and conditions set forth herein, the Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company commencing on the Effective Date. The Executive shall commence employment with the Company on January 31, 2022.

2.	SCOPE AND PLACE OF EMPLOYMENT.

A.	Position. During the term of this Agreement, Executive shall hold the position of Chief Medical Officer and shall have those duties and responsibilities customarily associated with the title of Chief Medical Officer plus any additional duties as may reasonably be assigned to him from time to time by the Company.

B.	Business Time. The Executive will devote substantially all of Executive’s business time, attention, energy, skill and efforts to the business and affairs of the Company, and shall use his reasonable best efforts to perform the duties assigned to the Executive hereunder and to promote the Company’s interests. It is agreed that the Executive may devote limited business time and efforts on Outside Activities (as defined below) provided that such activities, either individually or in the aggregate, do not materially interfere with the performance of the Executive’s duties hereunder, violate any restrictive covenants and/or create a conflict of interest. “Outside Activities” for this purpose means (i) serving on civic or charitable boards or committees or, with prior approval of the Board, on corporate boards or committees, (ii) delivering lectures, (iii) fulfilling speaking engagements, (iv) teaching at educational institutions and (v) providing consulting services. All determinations under this Section 2 shall be made by the Company’s Chief Executive Officer in good faith.

C.	Place of Employment. The Executive’s normal place of employment will be Hacienda Del Mar, 12625 High Bluff Drive, San Diego, CA 92130. The Company shall provide Executive with such other systems or technology as may be reasonably required to perform the Executive’s duties from remote locations. The Executive acknowledges and agrees Executive will be required to undertake travel to fulfill the duties and responsibilities set forth under this Agreement as deemed necessary or appropriate by the Company. Notwithstanding the foregoing, the Company reserves the right to change the place of the Executive’s employment prior to a Change in Control, in which event the Executive will be given reasonable advance notice.

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D.	Compliance with Company Policies. The Executive shall be subject to and comply with the Company’s policies, procedures and approval practices as generally in effect at any time and from time to time.

3.	PREVIOUS OBLIGATIONS. To the best of Executive’s knowledge, the Executive represents that his employment by the Company and the performance of his duties on behalf of the Company does not, and shall not, breach any agreement that obligates the Executive to keep in confidence any trade secrets or confidential or proprietary information of any other party or to refrain from competing, directly or indirectly, with the business of any other party.

4.	COMPENSATION. As full compensation for all services to be rendered by Executive during the term of this Agreement, the Company will compensate the Executive as follows.

A.	Base Salary. The Company shall pay the Executive a base salary at the annualized rate of $425,000 (the “Base Salary”) beginning on the Effective Date. Payment of Base Salary shall be subject to customary withholdings and authorized deductions and shall be payable in equal installments in accordance with the Company’s customary payroll practices in place from time to time. The Executive’s Base Salary shall be subject to review for an upward adjustment on at least an annual basis. The Executive’s Base Salary may not be adjusted downward without the Executive’s prior written consent.

B.	Annual Bonus.

The Executive will be eligible to participate in an annual executive bonus plan pursuant to which Executive may earn a bonus (“Bonus”) equal to up to 40% of his Base Salary (such maximum bonus may be referred to as the “Target Bonus”) beginning in the 2022 calendar year.

Prior to the commencement of each calendar year, the Board will establish and approve the Target Bonus for such calendar year, provided that such Target Bonus shall not be less than 40% of the Executive’s Base Salary. Achievement of the Target Bonus will be based on the Executive meeting individual objectives and the Company meeting company-wide objectives (collectively, the “Performance Criteria”).

The Board may, in its discretion, grant the Executive a Bonus in excess of the Target Bonus if the Performance Criteria are exceeded or for such additional contributions that the Board may choose to recognize.

Following the close of each calendar year but in no event after the later of January 30th of the year following the year for which the Bonus is payable or ten business days after completion of the Company’s audited financial statements, the Board will meet and determine in its reasonable discretion the extent to which the Performance Criteria have been achieved for such year and the amount of the Bonus. Based on that determination, payment of the Bonus (if any) shall be made at the same time annual Bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Board’s certification of the achievement of applicable Performance Criteria) (the “Bonus Payment Date”). If the Executive is eligible to receive a Bonus, such Bonus will not be deemed to be fully earned unless Executive is employed by the Company and in good standing on the last day of the fiscal year to which the Bonus relates. The Bonus shall be paid to the Executive no later than March 15th of the year following the year for which the bonus is payable.

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C.	Stock Option Grants.

Subject to the Board’s approval, the Company shall grant to the Executive as soon as reasonably practicable an option to acquire 90,000 shares of the Company’s common stock (the “Option”) under the Indaptus Therapeutics, Inc. 2021 Stock Incentive Plan (the “Stock Incentive Plan”). The Option grant shall have a price per share exercise price equal to the fair market value of an underlying share of the Company’s common stock as determined by the Board on the date of grant. The Option will be evidenced in writing by, and be subject to the terms of, the Stock Incentive Plan. The Option will vest one-third of the shares after one year, with monthly vesting in equal amounts over the next two years so that it vests 100% over three years after the date of grant.

During the Term, subject to the terms of the Stock Incentive Plan or any successor equity compensation plan as may be in place from time to time and separate award agreements, the Executive shall be eligible to receive from time to time stock options or other equity awards in amounts, if any, to be approved by the Board or the Compensation Committee in its discretion. The Executive agrees that any equity grants awarded to him as compensation for services as Chief Medical Officer shall be subject to any clawback policy that the Company established from time to time that is applicable to the Company’s executive officers.

D.	One-Time Signing Bonus.

Executive is eligible for a one-time signing bonus of $75,000 payable upon thirty (30) days of employment with Company. This bonus shall be subject to clawback for a period of one year form the Executive’s start date at the discretion of the Company in the event Executive terminates his employment without Good Cause under section 9 D (i) below or if by Company for Cause under section 9 E (ii) below.

5.	BENEFITS. During his employment and subject to any contribution therefore generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for executive employees of the Company generally. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, deems appropriate. During the term of his employment, the Executive shall be entitled to 20 paid days off (none of which may be carried over from one year to the next) as well as those paid public holidays provided for in the Company’s standard policies, as they may be amended from time to time. The 20 paid days off will be the Executive’s vacation days available to be used during regular business days (e.g. when normal business activity would occur).

6.	EXPENSES. The Executive shall be entitled to reimbursement by the Company for all necessary and reasonable travel, entertainment and other business expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies as in effect from time to time.

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7.	CONFIDENTIALITY AND NONSOLICITATION.

A.	Confidential Information. During the term of his employment, the Executive will have access to the Company’s confidential business information (the “Confidential Information”). The definition of Confidential Information includes any information regarding the Company or its affiliates that is not generally available to the public. By way of example not limitation, Confidential Information includes inventions, designs, data, computer code, works of authorship, know-how, trade secrets, formulas, compounds, indications, techniques, ideas, discoveries, products and services under development, employee, investor, customer and vendor information of any kind, marketing and business plans and financial information of any kind including pricing and profit margins.

B.	Ownership of Confidential Information. The Confidential Information (and all documents containing Confidential Information) is and will, as between the Executive and the Company, be the sole property of the Company.

C.	Protection and Use of Confidential Information. The Executive shall preserve and protect the confidentiality and security of the Confidential Information. At all times during his employment by the Company and thereafter, the Executive will protect and not disclose to any third party any Confidential Information. The Executive shall not use the Confidential Information or make any use of, the Confidential Information, except (i) in connection with the performance of his duties for the Company or as otherwise required in connection with court process or requested by a governmental or regulatory body; (ii) as may be required by law (with advance notice to the Company prior to any such disclosure to the extent legally permitted); or (iii) to Executive’s personal legal advisors for the purposes of enforcing or interpreting this Agreement (or in the case of any other litigation between the Executive and the Company), or to a court or arbitrator for the purpose of enforcing or interpreting this Agreement (or in the case of any other litigation between the Executive and the Company), and who in each case have been informed as to the confidential nature of such Confidential Information and, as to advisors, their obligation to keep such Confidential Information confidential. “Confidential Information” will not include any information which is in the public or industry domain during the Executive’s employment, provided that such information is not in the public or industry domain as a consequence of any action or inaction by the Executive in violation of this Agreement.

D.	Return of Confidential Information. Upon request of the Company, the Executive will promptly (i) deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect Confidential Information (including all copies, reproductions, digests, abstracts, analyses, and notes) and (ii) destroy any intangible materials that evidence, contain or reflect Confidential Information on equipment or media not owned by the Company, provided Executive may retain personal financial, insurance, identification and health records or documents and the contact information of the Executive’s personal contacts and any portion of the Executive’s personal correspondence to the extent such retained portion does not contain Confidential Information.

E.	Nonsolicitation of Employees and Certain Other Third Parties. At all times during the twelve (12) months period immediately following termination of employment, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (i) employ or attempt to employ or enter into any contractual arrangement with any employee performing services for the Company or any of its affiliates and/or (ii) persuade or encourage or attempt to persuade or encourage any persons or entities with whom the Company or any of its affiliates does business or has some business relationship to cease doing business or terminate its business relationship with the Company or any of its affiliates.

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Notwithstanding any provisions of this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, the Executive is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act, the Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. The Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Notwithstanding any provisions of this Agreement or otherwise, nothing contained in this Agreement limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents the Executive from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit the Executive from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that the Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit the Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934.

8.	ASSIGNMENT OF WORK PRODUCT.

A.	Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Intellectual Property” means collectively all Work Product and all Intellectual Property Rights relating to all Work Product.

“Intellectual Property Rights” means all copyrights, copyright registrations and copyright applications, trademarks, service marks, trade dress, trade names, trademark registrations and trademark applications, patents and patent applications, trade secret rights, and all other rights and interests existing, created or protectable under any intellectual property or other law of any nation.

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“Work Product” means any and all inventions, discoveries, original works of authorship, developments, improvements, formulas, compounds, indications, techniques, concepts, data and ideas (whether or not patentable or registerable under patent, copyright, or similar statute) made, conceived, prepared, created, discovered, or reduced to practice by the Executive, either alone or jointly with others during the period of his employment, that (i) result from work performed by the Executive for the Company, (ii) are made by use of the Company’s equipment, supplies, facilities or Confidential Information, or are made, conceived or completed, wholly or in part, within the scope of the Executive’s services or duties to the Company, or (iii) are related to the business of the Company or the actual or demonstrably anticipated business of the Company.

B.	Property of the Company. All Intellectual Property is and will be the sole property of the Company.

C.	Copyrights; Assignment. The Executive agrees that all copyrightable materials that fall within the definition of Work Product, will be, to the maximum extent permitted by law, works-made-for-hire for the Company under copyright law, and to the extent not works-made-for-hire, the Executive hereby assigns to the Company, without royalty or further consideration to the Executive, all right, title, and interest he may have, or may acquire, in and to all Intellectual Property.

D.	Disclosure. The Executive will promptly disclose in writing all Work Product to the Company. The Executive agrees to keep adequate and current written records of all such Work Product, in the form of notes, sketches, drawings, electronic records and/or other reports, which records are, and will remain, the sole property of the Company and will be available to the Company at all times.

E.	Execution of Documents. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will promptly sign and deliver to the Company any and all applications, assignments and other documents that the Company considers necessary or desirable in order to: (a) assign, apply for, obtain, and maintain any Intellectual Property Rights in the United States and for other countries relating to any Work Product, (b) assign and convey to the Company or its designee the sole and exclusive right, title, and interest in and to all Intellectual Property, (c) provide evidence regarding the Intellectual Property that the Company considers necessary or desirable, and (d) confirm the Company’s ownership of the Intellectual Property, all without royalty or any other further consideration to the Executive.

F.	Assistance to the Company. Whenever requested by the Company, both during the period of the Executive’s employment and thereafter, the Executive will, at the Company’s expense, assist the Company in assigning, obtaining, maintaining, defending, registering and from time to time enforcing, in any and all countries, the Company’s right to the Intellectual Property. This assistance may include, without limitation, testifying in a suit or other proceeding. If the Company requires assistance from the Executive after termination of his employment, the Executive will be compensated for time actually spent in providing assistance at an hourly rate equivalent to his compensation at the time his employment was terminated together with his reasonable, actual out-of-pocket expenses incurred in providing such assistance.

G.	Power of Attorney. For use in the case that the Company cannot obtain the Executive’s signature on any document that the Company considers necessary or desirable in order to assign, apply for, prosecute, obtain, or enforce any Intellectual Property, whether due to the Executive’s non-cooperation, unavailability, or any other reason, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as his agent and attorney-in-fact to act for, and on the Executive’s behalf, to execute and file any such document and to do all other lawfully permitted acts to further the assignment, transfer to the Company, application, registration, prosecution, issuance, and enforcement of all Intellectual Property, with the same force and effect as if executed and delivered by the Executive.

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H.	Prior Inventions. The Executive represents that any inventions, original works of authorship, discoveries, concepts or ideas, if any, to which the Executive presently has any right, title or interest, and which were previously conceived either wholly or in part by the Executive, and that the Executive desires to exclude from the operation of this Agreement are identified on Schedule A of this Agreement (each a “Prior Invention”). The Executive represents that the list contained in Schedule A is complete to the best of his knowledge and to the extent any such Prior Invention is not listed, it is agreed that Company has and is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service. If during the Executive’s retention with the Company, the Executive incorporates a Prior Invention into a Company product, process or service or its use, the Executive shall be deemed to have automatically granted to the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, display, perform sell and otherwise use such Prior Invention as part of or in connection with any Company product, process or service.

9.	TERM; TERMINATION.

A.	Term. Employment is on an AT-WILL basis and both the Company and the Executive shall have the right to terminate this Agreement and the Executive’s employment at any time subject to the notice provisions set forth below.

B.	Death. Upon the death of the Executive, the Executive’s employment with the Company shall terminate.

C.	Disability. If the Executive is unable to perform the essential functions of Employee’s employment with the Company for more than eighteen weeks (unless a longer period is required by state or federal law), the Company shall have the right to terminate the Executive’s employment upon prior written notice.

D.	Termination by the Executive. The Executive may terminate this Agreement and his employment hereunder (i) without Good Reason (as defined below) upon thirty (30) days written notice to the Executive or (ii) immediately for Good Reason.

E.	Termination by Company. The Company may terminate this Agreement and the Executive’s employment hereunder (i) without Cause (as defined below) upon thirty (30) days written notice to the Executive or (ii) immediately for Cause.

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F.	Certain Definitions. The following capitalized terms shall have the meanings assigned to them below:

“Cause” means: (i) the Executive’s chronic failure to perform those material duties assigned to him pursuant to Section 2 above after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (ii) the Executive’s material and repeated gross negligence or willful misconduct (including but not limited to acts of fraud or theft or the violation of applicable laws) in connection with the performance of his duties after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (iii) the Executive’s material breach of Section 7 or 8 above after written notice thereof and a reasonable opportunity to respond and/or cure of not less than 30 days; (iv) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to a felony or any other crime that involves fraud, dishonesty, or serious moral turpitude under the laws of the United States or any state thereof; or (v) the Executive’s alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription), in each case, to the extent such activities under this clause (v) materially interfere with Executive’s duties.

“Good Reason” means the voluntary termination by the Executive within thirty (30) days following: (i) a requirement imposed on or after a Change in Control that the Executive physically relocates to another office that is more than 30 miles from the office location that the Executive reported to at the commencement of his employment with the Company; (ii) a reduction in the Executive’s Salary or Target Bonus in violation of this Agreement; (iii) a material adverse change in the Executive’s title or job description or a significant reduction of the scope of the Executive’s authority or responsibilities as Chief Medical Officer, or (iv) or any other material breach of this Agreement by the Company, provided that no act or omission in (i) through (iv) of this definition shall constitute Good Reason unless (x) Executive provides the Company with written notice within ninety (90) days after Executive first become aware of, or reasonably should have become aware of, the occurrence or existence of such event or circumstance, which notice identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to cure such act or omission within thirty (30) days after delivery of such notice to the Company and (z) Executive terminates Executive’s employment with the Company within thirty (30) days after the expiration of the cure period referred to in the preceding clause (y).

10.	EFFECT OF TERMINATION

A.	Payments Upon Termination. In the event that the Executive’s employment with the Company is terminated for any reason, the Executive shall have the right to receive (i) the compensation and reimbursable expenses then accrued and/or earned and unpaid under Sections 4 and 5 of this Agreement through the date of termination (including, if the Executive is entitled to a Bonus for the year immediately preceding the year of such termination but for not being employed on the Bonus Payment Date, the Company shall pay the Bonus based on achievement of pre-determined performance goals on the same basis as other participants in the plan who are employed on the Bonus Payment Date), (ii) payment for unused vacation days accrued through the date of termination and (iii) any benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). In addition, in the event that the Executive’s employment with the Company is terminated due to Executive’s death or disability (as described in Section 9(B) and 9(C), above), if the Executive is entitled to a Bonus for the year of termination based on achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), the Company shall pay such Bonus on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

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B.	Additional Payments. (a) Subject to Sections 10 D and 10 E, in the event that the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason during the term of this Agreement other than during the Change in Control Period (as defined below), (A) the Company shall (i) pay to the Executive an amount equal to twelve (12) months of his then current Base Salary under Section 4 A above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, and (ii) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, reimburse the Executive for the cost of health insurance under COBRA for the Executive and Executive’s dependents for a period of six (6) months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), and (B) if the Executive is entitled to a Bonus for the year of termination based on achievement of pre-determined performance goals (and ignoring any continuation of employment requirements), the Company shall pay such Bonus on the same basis as other participants in the plan except that the Bonus amount shall be prorated (based on the percentage of days the Executive was employed relative to the total number of days in the bonus earning period).

C.	Subject to Sections 10 D and 10 E, in the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the term of this Agreement and within 6 months immediately preceding and 12 months immediately following a Change in Control (as defined below) (the “Change in Control Period”), then in lieu of the payments set forth in subsection 10 B above, the Company shall (i) pay to the Executive an amount equal to the sum of the Executive’s Salary under Section 4 A above and Target Bonus under Section 4 B above (less applicable withholdings and authorized deductions), to be paid in equal installments bimonthly in accordance with the Company’s customary payroll practices, (ii) if the Executive then participates in the Company’s medical and/or dental plans and the Executive timely elects to continue and maintain group health plan coverage pursuant to COBRA, reimburse the Executive for the cost of health insurance under COBRA for the Executive and Executive’s dependents for a period of twelve (12) months; provided, however, that if and to the extent that the Company may not provide such COBRA reimbursement without incurring tax penalties or violating any requirement of the law, the Company shall use its commercially reasonable best efforts to provide substantially similar assistance in an alternative manner, provided that the cost of doing so does not exceed the cost that the Company would have incurred had the COBRA reimbursement been provided in the manner described above or cause a violation of Section 409A (as defined below), (iii) pay the current year Bonus at the Target Bonus level on a prorated basis (using the percentage of days the Executive was employed relative to the total number of days in the bonus earning period), which payment shall be made within 30 days of termination, and (iv) fully accelerate vesting of all of the Executive’s outstanding stock options, restricted stock and other equity incentive awards upon the later of (x) the Change in Control or (y) the Executive’s termination of employment with the Company. For the avoidance of doubt, any equity incentive awards with performance vesting conditions shall be deemed achieved at the greater of target performance or the actual or projected actual level of Company performance on the applicable performance measures as determined in the Board’s sole discretion.

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As used in this Agreement, “Change in Control” means (x) a change in ownership of the Company under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Company under clause (ii) below:

i.	Change in the Ownership of the Company. A change in the ownership of the Company shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Company that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Company. However, if any one person or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person or persons shall not be considered to be a change in the ownership of the Company. An increase in the percentage of capital stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires capital stock in the Company in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.

ii.	Change in the Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this clause (ii) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided below in this clause (ii). A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its capital stock, (b) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding capital stock of the Company, or (d) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (ii)(c) of this paragraph. For purposes of this clause (ii), a person’s status is determined immediately after the transfer of the assets.

iii.	Persons Acting as a Group. For purposes of clauses (i) and (ii) above, persons will not be considered to be acting as a group solely because they purchase or own capital stock or purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of assets or capital stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. For purposes of this paragraph, the term “corporation” shall have the meaning assigned such term under Treasury Regulation section 1.280G-1, Q&A-45.

Each of clauses (i) through (iii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

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D.	Release Agreement. In order to receive the payments and benefits set forth in Sections 10(B) or (C), as applicable (collectively referred to herein as the “Severance Payments”), the Executive must timely execute (and not revoke) a separation agreement and general release (the “Release Agreement”) in a customary form as is determined to be reasonably necessary by the Company in its good faith and reasonable discretion. If the Executive is eligible for Severance Payments pursuant to Section 10, the Company will deliver the Release Agreement to the Executive (which Release Agreement will not contain any new restrictive covenants (i.e., it may restate covenants contained herein, but will not include additional covenants) within seven (7) calendar days following the date of termination of employment. The Severance Payments are subject to the Executive’s execution and delivery of such Release Agreement and such Release Agreement becoming irrevocable within thirty (30) days following the date of termination of employment (such 30-day period, the “Release Period”). If the Release Period spans two calendar years, Severance Payments shall not commence earlier than January 1st of the second calendar year (with the first payment containing all amounts which should have been paid, but were not paid, prior to such date).

E.	Post-Termination Breach. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to provide the Severance Payments will immediately cease if the Executive breaches any of the provisions of Sections 7 or 8, the Release Agreement or any other Agreement the Executive has with the Company.

11.	NO OTHER PAYMENTS OR BENEFITS. The Executive acknowledges and agrees that upon the termination of his employment, no other benefits, compensation or remuneration of any kind is owed by the Company to the Executive other than as set forth in this Section 10 or as set forth in any Option Agreements.

12.	SURVIVAL. Notwithstanding anything to the contrary set forth herein, Sections 7, 8, 9, 10 and 11 of this Agreement and any remedies for the breach thereof, shall survive the termination of this Agreement under the terms hereof. Termination of this Agreement shall not relieve or release either party from any rights, liabilities or obligations which it/he has accrued prior the effective date of such termination.

13.	RETURN OF COMPANY PROPERTY; EXIT INTERVIEW. Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly:

Deliver to the Company all documents and other tangible media in the Executive’s possession or control that evidence, contain or reflect (A) Confidential Information or (B) Work Product, in each case whether prepared by the Executive or otherwise coming into the Executive’s possession or control;

Destroy any intangible materials that evidence, contain or reflect Confidential Information or Work Product on equipment or media not owned by the Company; and

Return to the Company all equipment, files, software programs and other personal property belonging to the Company.

Upon termination of the Executive’s employment with the Company for any reason, the Executive will attend an exit interview with a representative of the Company to review the Executive’s continuing obligations under this Agreement.

Notwithstanding the foregoing, Executive may retain personal financial, insurance, identification and health records or documents and the contact information of his personal contacts and any portion of his personal correspondence to the extent such retained portion does not contain Confidential Information.

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14.	ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all contemporaneous and prior agreements and understandings between the Company, its predecessors and any subsidiary, as to such subject matter, including but not limited to the Prior Agreement. For the avoidance of doubt, the Prior Agreement shall be of no further force or effect. Except as otherwise expressly provided herein, this Agreement may not be amended except by an instrument in writing executed by the Company and the Executive.

15.	ASSIGNMENT. The Executive shall not be permitted to assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

16.	GOVERNING LAW; JURISDICTION. This Agreement shall be construed and enforced in accordance with and governed by the laws of New York. The parties hereby consent and submit to the exclusive jurisdiction and venue of the courts located in New York, New York in connection with any actions or proceedings brought against either of them (or each of them) arising out of or relating to this Agreement.

17.	MISCELLANEOUS. No waiver by either party of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instance, shall be deemed a continuing waiver of any such term or condition, or a waiver of any other term or condition of this Agreement. Headings set forth in this Agreement are solely for the convenience of the parties and have no legal effect. If any provision of this Agreement shall be found to be invalid by any court having competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof. This Agreement shall be (i) binding upon, and will inure to the benefit of, the parties and their permitted respective successors and assigns, (ii) construed without presumption of any rule requiring construction to be made against the party causing it to be drafted and (iii) executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

18.	TAX WITHHOLDING. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes. The Executive will be solely responsible for all taxes assessed against him with respect to the compensation and benefits described in this Agreement, other than typical employer-paid taxes such as FICA, and the Company makes no representations as to the tax treatment of such compensation and benefits.

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19.	SECTION 409A COMPLIANCE. All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, the Company reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to the Executive shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of termination of employment and the first such payment shall include the cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of Section 10 unless the Executive would be considered to have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

20.	280G MODIFIED CUTBACK. If any payment, benefit or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Parachute Payments to be subject to the Excise Tax; provided that the Parachute Payments shall only be reduced to the extent the after-tax value of amounts received by the Executive after application of the above reduction would exceed the after-tax value of the amounts received without application of such reduction. For this purpose, the after-tax value of an amount shall be determined taking into account all federal, state, and local income, employment and excise taxes applicable to such amount. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Parachute Payments if such a reduction is required, which notice shall be consistent with the requirements of Section 409A to avoid the imputation of any tax, penalty or interest thereunder, then the Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating accelerated vesting of stock options or similar awards, then reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any other remaining Parachute Payments; provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A.

An initial determination as to whether (x) any of the Parachute Payments received by the Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (y) the amount of any reduction, if any, that may be required pursuant to the previous paragraph, shall be made by an independent accounting firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. The Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to the Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.

For purposes of this Section 20, (i) no portion of the Parachute Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (ii) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (iii) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (ii); and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those sections of the Code, or on substantial authority within the meaning of Section 6662 of the Code.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on this 15th day of December 2021.

Indaptus Therapeutics, Inc.

By:	/s/ Jeffrey A. Meckler
Title:	Chief Executive Officer

By:	/s/ Boyan Litchev, MD
Boyan Litchev, MD

Address:

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Schedule A

Prior Inventions

LIST IF ANY

_________________________________________

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